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                                                      Exhibit 4.5



                        EXECUTIVE OFFICER
                    1997 RESTRICTED STOCK AND
                     STOCK OPTION AGREEMENT



        Percentage of All Income
               (minimum of 2.5% of Compensation,
                maximum of 7.5% of Compensation):      -- -----
        Percentage of Bonus:                           --------

        Effective Date:                       January 1, 1997

     This Executive Officer Restricted Stock and Stock Option
Agreement (the "Agreement") is entered into as of the above date, by the undersigned executive officer ("Executive Officer") and The Advest Group, Inc. (the "Company").

     ARTICLE IV. Election to Participate and Amount Deferred. Executive Officer hereby elects to receive the percentage set forth above of his or her Compensation and/or Bonus (the "Deferred Amount") in the form of Units. A Unit consists of one share of common stock of the Company subject to the restrictions set forth below (the "Restricted Stock") and one non-qualified stock option to purchase shares of common stock of the Company which is not an incentive stock option under Section 422 of the Internal Revenue Code of 1986 (an "Option"). For purposes of this Agreement, Compensation shall mean the amount of earnings due to Executive Officer for the Deferral Period, and shall include amounts contributed to the Company's 401(k) plan or Deferred Compensation Savings and Investment Plan, or any successor plan(s). Deferral Period shall mean the period beginning on January 1, 1997 and ending on the earliest of: (a) the termination of Executive Officer's employment with the Company or an affiliate of the Company (an "Affiliate"), (b) the termination of this Agreement in accordance with Article IV(D), or (c) December 31, 1997.

     Executive Officer hereby authorizes the Company to withhold from his or her paycheck, draw, bonus and/or commission the Deferred Amount. Amounts Deferred hereunder (other than amounts deferred out of bonus) shall be withheld from Executive Officer's paycheck in periodic installments. The Company may, but shall not be obligated to, invest any Amount Deferred in insured bank deposit accounts or other money-market investments pending investment under this Agreement. On the fifth business day after the date of release by the Company of annual summary statements of financial data the Executive Officer's Deferred Amount, together with any earnings thereon, shall be applied by the Company to acquire shares of the Company's common stock (the "Stock") at 100% of the closing price per share of the Stock on the New York Stock Exchange

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on the day the Restricted Stock is purchased to be held as
Restricted Stock for Executive Officer. All purchases of Stock to be delivered under this Agreement shall be from the unallocated treasury stock of the Company. Fractional units may be acquired by Executive Officer, provided that the Company may establish procedures to eliminate any fractional holdings of Units held on behalf of Executive Officer as of December 31, 1997.

     ARTICLE V. Restricted Stock Agreement. Executive Officer hereby authorizes Company to hold in the Company's name as escrow agent for Executive Officer, all shares of Restricted Stock to which Executive Officer is entitled.

     A. Restrictions. Shares of Restricted Stock which are placed into escrow for the benefit of Executive Officer will be subject to the following restrictions and conditions:

          (1) During the period commencing on the date of the acquisition of any shares of Restricted Stock hereunder and terminating on January 1, 2001 (together with any extensions of such period approved as provided herein) (the "Restriction Period"), Executive Officer shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock acquired hereunder. One year extensions of the Restriction Period for Restricted Stock purchased hereunder will be made at Executive Officer's election, which election must be in writing on a form provided by the Company and must be made no later than one year before the Restriction Period would otherwise terminate; provided, however, that the Company may at any time determine that no additional extensions of Restricted Periods will be effective;

          (2) Executive Officer shall have the right to direct the vote of his or her shares of Restricted Stock during the Restriction Period. Executive Officer shall have the right to receive any regular dividends on such shares of Restricted Stock. The Company shall in its sole discretion determine Executive Officer's rights with respect to extraordinary dividends on the shares of Restricted Stock; and

          (3) Shares of Restricted Stock shall be transferred to Executive Officer's brokerage account with Advest, Inc. within a reasonable time after, and only after, the Restriction Period shall expire (or such earlier time as the restrictions may lapse in accordance with this Article) without forfeiture in respect of such shares of Restricted Stock.

     B. Termination of Employment. Subject to the provisions of subparagraph (A) above, the following provisions shall apply to Executive Officer's shares of Restricted Stock prior to the end of the Restriction Period (including extensions):

          (1)  Upon Executive Officer's death, Permanent
     Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or an Affiliate by which Executive Officer is employed, voluntary termination of

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     employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the restrictions on Executive Officer's Restricted Stock shall immediately lapse, and such shares shall be delivered to Executive Officer or Executive Officer's designated Beneficiary, as the case may be, within a reasonable time after the occurrence of any such event.

     For purposes of this Agreement, the following terms shall have the stated definitions:

               (i) "Permanent Disability" means a mental or physical condition which renders Executive Officer permanently unable or incompetent to engage in any substantial gainful activity.

               (ii) "Retirement" means the date Executive Officer retires after attaining the age of fifty-five.

               (iii)"Change of Control" means a transfer or sale of substantially all of the assets of the Company or merger or consolidation of the Company into or with any other corporation or entity that occurs after the effective date of this Agreement, provided either (a) the other corporation or entity is engaged in the retail securities brokerage business at the date of the transaction and such transaction results in the Company not surviving such merger or consolidation or (b) a substantial change in the senior management of the Company occurs within six months as a result of the transaction.

               (iv) "Cause" shall be deemed to include any act of dishonesty or fraud, gross negligence, gross insubordination or willful or reckless conduct detrimental to the business of the Company or an Affiliate.

               (v) "Beneficiary" means any person (including, but not limited to, Executive Officer's estate) designated by Executive Officer on a form provided or approved by the Company to receive any Stock or Options to which Executive Officer shall be entitled upon Executive Officer's death in accordance with the terms of this Agreement. If more than one Beneficiary shall be designated, the Beneficiaries shall share equally in any rights or interests of Executive Officer under this Agreement. If Executive Officer shall fail to file a valid designation form, or if all persons designated on the designation form shall have predeceased Executive Officer, the Company shall distribute all of Executive Officer's Stock and Options to which he or she shall have been entitled upon his or her death to the Executive Officer's estate.

          (2) Upon Executive Officer's Retirement without the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which Executive Officer is employed or voluntary termination of employment within nine

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     months of a Change of Control, Executive Officer shall
     forfeit all of Executive Officer's shares of Restricted Stock and receive in return, without interest, a cash payment equal to (a) the lesser of: (i) the aggregate purchase price for such Restricted Stock, and (ii) the closing price per share of Stock on the Composite Tape of the New York Stock Exchange on Executive Officer's date of termination or Retirement, multiplied by (b) the number of shares of Restricted Stock owned by Executive Officer.

          (3) If Executive Officer voluntarily terminates employment (other than as set forth in subparagraphs (1) or (2) of this Article), is involuntarily terminated for Cause, or retires prior to attaining the age of fifty-five, Executive Officer shall forfeit Executive Officer's
     Restricted Stock.

     ARTICLE VI Stock Option Agreement. Executive Officer will be entitled to an Option to purchase one share of stock for each share of Restricted Stock acquired for Executive Officer pursuant to Article I. The Options to which Executive Officer is entitled will be issued under The Advest Group, Inc. 1993 Stock Option Plan on the last date on which Stock is acquired for the Executive Officer pursuant to Article I at an exercise price per share equal to the closing price per share on the Composite Tape of the New York Stock Exchange on the date of the issuance of the Options. The Options are not transferable by Executive Officer other than by will or the laws of descent and distribution, and during the lifetime of Executive Officer the Options may be exercised only by Executive Officer.

     A. Exercise of Options. Options acquired hereunder will vest and become exercisable on January 1, 2002 (unless earlier forfeited or terminated) and will remain exercisable for a period of twenty-four months, until December 31, 2004. An Option shall not be exercisable unless payment in full is made for the shares being acquired thereunder at the time of exercise; such payment shall be made (a) in United States dollars by cash or check, or
(b) in lieu thereof, unless the Company shall in its sole discretion determine otherwise, by tendering to the Company Stock owned by the person exercising the Option (or owned by the person exercising the Option and his or her spouse, jointly) and acquired more than six months prior to such tender, and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be determined in such reasonable manner as may be provided for from time to time by the Company or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations, or (c) by a combination of United States dollars and Stock as aforesaid.

     B. Termination Of Employment. An Option shall not be exercisable unless the person exercising the Option has been, at all times during the period beginning with the date of purchase of the Option and ending on the date of such exercise, an employee of the Company or an Affiliate, except that:

          (1)  Upon Executive Officer's death, Permanent
     Disability, or Retirement with the written consent of the President or the Chief Executive Officer of the

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     Company or the Affiliate by which Executive Officer is
     employed, the Options shall immediately vest and shall be exercisable by Executive Officer or Executive Officer's designated Beneficiary, as the case may be, for a period of three months after Executive Officer's termination of employment.

          (2) If Executive Officer's employment is involuntarily terminated (other than a termination for Cause), the Company shall give Executive Officer at least one day's advance notice prior to the date of termination, and the Options shall immediately vest and shall be exercisable by Executive Officer upon receipt of such notice, and shall expire on the date of termination. If Executive Officer voluntarily terminates employment more than nine months after a Change of Control, then the Options shall immediately vest and shall be exercisable by Executive Officer upon the later of a receipt by the Company of notification by Executive Officer of the termination or the tenth day prior to the termination, and shall expire upon the date of termination.

          (3)  Upon Executive Officer's termination of employment
     (other than as set forth in subparagraphs (1) or (2) of this Article III(B)), Executive Officer shall forfeit Executive
     Officer's unvested Options.

          (4) If Executive Officer shall have terminated employment for any reason after the acquisition of Units hereunder but prior to the issuance of the Option portion of such Units, any Option acquired as part of the Unit shall be forfeited as provided in subparagraph (3) of this Article III(B).

     ARTICLE VII  Miscellaneous.

     A. Change of Election. Following an election by Executive Officer to have an Amount Deferred, he or she at any time during the Deferral Period may choose to discontinue all (but not less than all) Amounts Deferred with respect to Compensation due to him or her during subsequent calendar quarters of the Deferral Period. Such election shall be made on such form as the Company may prescribe and shall become effective as of the first day of the calendar quarter following receipt of such form by the Company.

     B. Adjustments Upon a Change in Common Stock. In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, if such change equitably requires an adjustment in the number or kind of shares that may be issued hereunder, or in the number or kind of shares subject to, or the option price per share under, any outstanding Option which has been purchased by Executive Officer, such adjustment shall be made by the Company and shall be conclusive and binding for all purposes hereunder. In no event shall the excess of the aggregate fair market value of the Stock subject to the Options immediately after any substitution, exchange or adjustment over the aggregate option price for such Stock be more than the excess of the aggregate fair

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market value of all of the Stock subject to the Option
immediately before any such substitution, exchange or adjustment over the aggregate option price of such Stock nor shall the adjusted Option give the holder thereof any additional benefits he did not have under the old Option.

     C. Withholding. In the event that the Company determines that it or an Affiliate is required by law to withhold taxes at any time, including, but not limited to, upon the exercise of an Option or upon the vesting of shares of Restricted Stock, the Company shall have the right to require Executive Officer to pay to the Company the amount of taxes that the Company or Affiliate is required to withhold, or, in lieu thereof: (1) retain, or sell without notice, a sufficient number of shares of Restricted Stock held by it for Executive Officer to cover the amount to be withheld, or (2) withhold the amount of such taxes from any other sums due or to become due from the Company or an Affiliate to Executive Officer upon such terms and conditions as the Company shall prescribe.

     D. Amendment and Termination. The Board of Directors of the Company may amend, modify, change, or revise this Agreement by amendment at any time; provided, however, that (a) no amendment shall increase the duties or liabilities of the Board of Directors or the Company without written consent of each member and (b) no amendment shall be made without the written consent of Executive Officer if the effect of such amendment would reduce the rights of Executive Officer with respect to Units acquired prior to the date of the amendment.

      The continuation of this Agreement is not assumed as a contractual obligation of the Company and the right is reserved by the Company at any time to discontinue this Agreement. This Agreement may be terminated by the Board of Directors at any time, when in its judgment, business, financial or other good causes make such termination necessary or appropriate; such termination to become effective upon the delivery of notice by the Board of Directors or the Company to Executive Officer.

     E. Merger. Any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall be substituted hereunder for the Company. This Agreement shall be binding on all successors to and assigns of the Company; provided that such successors or assigns may terminate this Agreement in accordance with the provisions hereof.

     F. Securities Laws. Regarding the purchasing of shares pursuant to an Option or shares of Restricted Stock the Company may require Executive Officer to represent and agree with the Company in writing that he or she is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Company deems appropriate to reflect any restriction on transfer. Furthermore, all certificates for shares of Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission,

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any stock exchange upon which the Stock is then listed, and as any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     G. Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and Executive Officer. Nothing contained herein will confer upon Executive Officer the right to be retained in the service of the Company or an Affiliate or limit the right of the Company or an Affiliate to discharge or otherwise deal with Executive Officer without regard to the existence of this Agreement.

     H. Headings. The headings of Articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Agreement, the text shall control.

     I. Invalidity of Certain Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

     J. Law Governing. This Agreement shall be construed and enforced according to the laws of the State of Connecticut (other than its laws respecting choice of law).

     K. Limitation on Liability. Neither the Company nor any agent or representative of the Company who is an employee, officer, or director of the Company in any manner guarantees the payments to be made under this Agreement against loss or depreciation, and to the extent not prohibited by federal law, none of them shall be liable (except for his own gross negligence or willful misconduct), for any act or failure to act, done or omitted in good faith, with respect to this Agreement. The Company shall not be responsible for any act or failure to act of any agent appointed to administer this Agreement.

     L. Gender. Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural.

                              EXECUTIVE OFFICER


                              -----------------
                              (Signature)

                              --------------------------------
                              (Print Executive Officer's Name)

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                              THE ADVEST GROUP, INC.


                              By:  -----------------------
                                   Allen Weintraub
                                   Chief Executive Officer